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                                                                    EXHIBIT 99.1

                 DATA CRITICAL ANNOUNCES NEW TWO-WAY WIRELESS
                           ALARM NOTIFICATION SYSTEM

BOTHELL, Wash.--(BUSINESS WIRE)--April 11, 2001 -- Data Critical Corporation (Nasdaq: DCCA), a leader in wireless communication in health care today announced the availability of RespondNow(TM), an alarm acknowledgement function which works with the StatView alarm notification system to create a two-way communication loop, to be distributed exclusively to hospitals through Medtronic Physio-Control (NYSE: MDT).

RespondNow will interface with monitoring systems from Agilent Technologies, GE Medical Systems and Siemens Medical Systems.

StatView RespondNow gives caregivers improved control over reminder alarms. Assigned caregivers can acknowledge an alarm, or they can choose to let the StatView system send a reminder page to other caregivers. To do so, they use a wireless RespondNow pendant that is integrated into the StatView pager-style receiver holster.

"The StatView RespondNow system provides one of the most comprehensive and efficient wireless alarm management systems available to hospitals today," said Richard Earnest, CEO of Data Critical. "StatView has become the standard of care in wireless alarm notification systems with systems installed in more than 275 hospitals in the U.S. RespondNow puts more control in caregivers' hands, and with it can come added confidence that their patients will receive timely care."

"Wireless capabilities are becoming increasingly important to our customers," said David W. Shelton, executive vice president of Medtronic Physio-Control. "We are pleased to be the exclusive distributor of the StatView RespondNow system and to offer this enhanced capability to our StatView customers."

Since January 1, Medtronic Physio-Control has managed direct hospital sales and installations for all of Data Critical's wireless alarm notification products, including StatView.

About Data Critical

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM). Data Critical's Paceart division is the established leader in PC-based software for managing the care of cardiac patients with implanted devices. Paceart systems are used by more than 2,500 cardiologists across the U.S.

Data Critical has twenty-five partnerships with such industry leaders as Aether Systems, Agilent Technologies, CRITIKON, General Electric, LabCorp, Medtronic, Siemens, and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.

This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be
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considered as an indication of future performance. Important factors, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Data Critical Corporation, including its annual report on Form 10-K for fiscal year ended December 31, 1999. Data Critical Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

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